Exhibit 99.1

NITROMED, INC.
45 Hayden Avenue, Suite 3000
Lexington, MA 02421

t. 781.266. 4000
f. 781.274.8080

www.nitromed.com

NitroMed Reports Financial Results for Fourth Quarter and Full Year 2008

LEXINGTON, MA—(March 19, 2009)—NitroMed, Inc. (NASDAQ: NTMD) today reported financial results for the fourth quarter and the year ended December 31, 2008.

Total revenues for the three months ended December 31, 2008 were $3.2 million compared to $5.0 million for the same period in 2007. BiDil® (isosorbide dinitrate/hydralazine hydrochloride) revenues for the fourth quarter of 2008 were $3.2 million, a decrease of $1.0 million, or 25%, over the comparable period in 2007. For the year ended December 31, 2008, NitroMed reported total revenues of $14.9 million compared to $16.0 million for the year ended 2007, a decrease of $1.1 million, or 7%. BiDil accounted for all revenues for the quarter and year ended December 31, 2008. For the quarter and year ended December 31, 2007, NitroMed also had licensing revenues of $0.8 million.

For the three months ended December 31, 2008, cost of product sales were $0.5 million compared to $2.1 million for the same period in 2007, a decrease of $1.6 million, or 76%. For the year ended December 31, 2008, cost of product sales were $3.5 million compared to $4.2 million for the same period in 2007, a decrease of $0.7 million, or 19%. The decrease in cost of product sales in both the three and twelve month periods of 2008 compared to the same periods in 2007 was primarily due to reductions in inventory impairment charges.

Total operating expenses for the three months ended December 31, 2008, excluding cost of product sales, were $3.8 million compared to $10.1 million for the same period in 2007, a decrease of $6.3 million, or 62%. For the year ended December 31, 2008, total operating expenses, excluding cost of product sales, were $17.6 million compared to $44.5 million for the same period in 2007, a decrease of $26.9 million, or 60%. The substantial period-over-period decreases in total operating expenses are primarily the result of NitroMed’s implementation of a restructuring plan in January 2008, which included substantial reductions in employee headcount and the discontinuation of promotional activities for BiDil.

NitroMed’s net loss for the quarter ended December 31, 2008 was $1.3 million, or $0.03 per common share, compared to a net loss of $6.9 million, or $0.15 per common share for the same quarter in 2007. Net loss for the twelve months ended December 31, 2008 was $5.9 million, or $0.13 per common share, compared to a net loss of $31.6 million, or $0.75 per common share for 2007.

At December 31, 2008, NitroMed had cash, cash equivalents and short-term marketable securities totaling $17.4 million, which excludes $1.6 million par value of auction rate securities that are classified as long-term marketable securities.

As previously announced, on January 27, 2009 NitroMed entered into an agreement and plan of merger with certain entities affiliated with Deerfield Management, a healthcare investment organization that as of the date of the merger agreement owned approximately 11% of NitroMed’s outstanding common stock.  At the effective time of the merger, each outstanding share of NitroMed’s common stock will be converted into the right to receive $0.80 per share in cash, subject to adjustment if NitroMed’s net cash balance at the closing of the merger is greater than or less than $12.3 million, as calculated pursuant to the terms of the merger agreement. NitroMed currently expects to complete the merger with Deerfield Management in the second quarter of 2009 following the satisfaction or waiver of all conditions to the merger, including the adoption of the merger agreement by NitroMed’s stockholders at a special meeting of stockholders, which is currently scheduled for April 22, 2009.

About NitroMed, Inc.

NitroMed of Lexington, Massachusetts is the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients. In this population, BiDil is indicated as an adjunct to current standard therapies such as angiotensin converting enzyme (ACE) inhibitors and beta blockers.  There is little experience in patients with New York Heart Association Class IV heart failure.  BiDil was approved by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from NitroMed’s landmark A-HeFT (African American Heart Failure Trial) clinical trial.  For full prescribing information, visit: www.BiDil.com.

Important Additional Information Filed with the SEC

NitroMed has filed with the Securities and Exchange Commission and mailed to its stockholders a definitive proxy statement in connection with the proposed merger with Deerfield Management. The proxy statement contains important information about NitroMed, the proposed merger and related matters. Investors and security holders of NitroMed are urged to read the proxy statement carefully.

Investors and security holders are able to obtain free copies of the proxy statement for the proposed merger and other documents filed with the SEC by NitroMed through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement for the proposed merger by contacting NitroMed, Inc., Attn: Secretary, 45 Hayden Avenue, Suite 3000, Lexington, MA 02421.

NitroMed and its directors and executive officer may be deemed to be participants in the solicitation of proxies in respect of the transaction contemplated by the merger agreement with Deerfield Management. Information regarding NitroMed’s directors and executive officers is contained in NitroMed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and its proxy statement dated April 16, 2008, which are filed with the SEC, and in NitroMed’s definitive proxy statement relating to the proposed merger with Deerfield Management, which was filed with the SEC on March 13, 2009. As of February 28, 2009, NitroMed’s directors and executive officers, and funds affiliated with such individuals, owned approximately 33% of NitroMed’s common stock. A more complete description of the interests of NitroMed’s directors and officers is available in the definitive proxy statement relating to the proposed merger with Deerfield Management.

Forward Looking Statements

Statements in this press release regarding the proposed merger with Deerfield, including without limitation the expected timetable for completing the transaction and the amount of cash per share NitroMed’s stockholders will receive in the merger, and other statements about NitroMed’s management team’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “could,” “anticipates,” “expects,” “estimates,” “plans,” “should,” “target,” “will,” “would” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the ability of NitroMed and Deerfield Management to complete the proposed merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the closing set forth in the merger agreement, as well as other factors described in NitroMed’s Annual Report on Form 10-K for the year ended December 31, 2008 and the other filings that NitroMed makes with the SEC.

In addition, the statements in this press release reflect NitroMed’s expectations and beliefs as of the date of this release. NitroMed anticipates that subsequent events and developments will cause its expectations and beliefs to change. However, while NitroMed may elect to update these forward-looking statements publicly at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing NitroMed’s views as of any date after the date of this release.

Contact:

Sondra Newman
IR-IQ Communications
Phone: (617) 877-5687

Source: NitroMed, Inc.

- Financial Tables Follow -

NITROMED, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED BALANCE SHEETS

As of December 31, 2008 and 2007

(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS

Cash and marketable securities	$17,445	$31,400
Accounts receivable, net	1,648	1,929
Inventories	1,499	1,401
Other assets	1,737	837

Total assets	$22,329	$35,567

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$4,325	$13,342
Stockholders’ equity	18,004	22,225

Total liabilities and stockholders’ equity	$22,329	$35,567

CONDENSED STATEMENTS OF OPERATIONS

For the three months and year ended December 31, 2008 and 2007

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Product sales	$3,153	$4,227	$14,920	$15,269
Licensing	—	750	—	750

Total revenues	3,153	4,977	14,920	16,019

Cost and operating expenses:
Cost of product sales	507	2,085	3,451	4,236
Research and development	130	2,440	2,751	12,185
Sales, general and administrative	3,699	7,649	12,137	31,358
Restructuring charge	16	—	2,724	1,004

Total cost and operating expenses	4,352	12,174	21,063	48,783

Net loss from operations	(1,199)	(7,197)	(6,143)	(32,764)

Non-operating (loss) income, net	(126)	327	226	1,190

Net loss	$(1,325)	$(6,870)	$(5,917)	$(31,574)

Basic and diluted net loss per common share	$(0.03)	$(0.15)	$(0.13)	$(0.75)

Shares used in computing basic and diluted net loss per common share	46,042	45,322	45,976	41,997